EXHIBIT 99.1

News Release: IMMEDIATE RELEASE

For further information contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.379.7603
Conference Call, 1:00 PM, EDT, May 7, 2007	800.640.5128
Confirmation #17836141
Replay available at http://www.irwinfinancial.com/investors/index_ir.htm

IRWIN FINANCIAL CORPORATION ANNOUNCES

FIRST QUARTER 2007 RESULTS
  Loss of $6.1 Million From Continuing Operations
  Weak Home Equity and Commercial Banking Results Arising From Conditions in Secondary Market, Increased Competition for Loans and Deposits, and Higher Credit Costs
  Core Home Equity Portfolio Credit Quality Stable
  Capital Remains Strong with 13.5 Percent Capital to Risk-Weighted Assets

(Columbus, IN, May 7, 2007) Irwin Financial Corporation (NYSE:IFC), a bank holding company focusing on small business and consumer mortgage lending, today announced a net loss from continuing operations for the first quarter of 2007 of $6.1 million or $0.22 per diluted share. This compares with diluted earnings per share from continuing operations of $0.35 per share and $0.30 per share, in the fourth quarter of 2006 and the first quarter of 2006, respectively.

When the first quarter 2007 results of the Discontinued Operations are combined with Continuing Operations, the Corporation had a consolidated net loss of $10.1 million or $0.36 per share in the quarter.

"This was clearly a very disappointing quarter after we took meaningful actions last year to improve our results. We have been negatively affected by three factors: the loss at home equity, an impaired commercial credit involving what we believe was misrepresentation of collateral, and slow loan and deposit growth in commercial banking" said Will Miller, Chairman and CEO of Irwin Financial.

"We believe we have action plans to address each issue. The disruption in the consumer mortgage market has been dramatic and protracted. In response, we have made significant product modifications to reduce our exposure to changing secondary market requirements. As a result of the market disruption, there are fewer active buyers in the secondary market, and those that are active are offering prices that are not reflective of the underlying economics of our loans. Given the uncertainty about how long these conditions will exist, our capital strength allowed us to transfer loans we had originated for sale into our portfolio. The mark-to-market and additional reserve requirements for our portfolio, combined with the fact that a relatively small portion of the loans were delinquent, caused us to book a significant expense associated with this transfer.  It is important to note, however, that the loans we targeted for our portfolio in prior quarter originations have been performing in line with expectations.

"While we cannot predict how long the disruption in the secondary markets will continue, we believe the consumer mortgage markets will be much more rational in the future when conditions normalize as a result of reduced competition. We continue to believe that we can achieve targeted profitability in this line of business in the long run due to the product changes we have been making over the past couple months. While disruptive to our turnaround in the short term, this swing in the real estate and mortgage cycle affords us competitive opportunities and plays well to our long-term strategy in the mortgage market.

"Our impaired commercial loan in Michigan appears to have been an isolated event connected with what we believe to be a borrower's misrepresentation of collateral. Nonetheless, we have taken steps to retrain on best practices in collateral review procedures and have embarked on an extensive review of all material commercial credits in Michigan.

"Finally," Miller continued, "we believe the slowing of growth in the commercial banking segment is attributable to a combination of decreased demand and some turnover in our local market leadership of established branches. While portfolios have been flat to negative in our Midwestern markets, we have continued to experience good growth in our newer markets in the West. We have put in place new processes designed to enhance growth in coming quarters. I expect loan and deposit growth to pick up as the year goes on."

Financial highlights for Continuing Operations (commercial bank, commercial finance, and home equity lending) for the period include:

Consolidated Results
$ in millions, except EPS	1Q 2007	4Q 2006	Percent Change	1Q 2006
Net Interest Income After Provision for Losses	$43	$57	(24.4)%	$52
Non-Interest Income	(1)	14	NM	14
Total Consolidated Net Revenues	42	71	(41)	66
Non-Interest Expense	52	56	(6)	53
Net Income From Continuing Operations	(10)	11	NM	9
Earning per Share from Continuing Operations (diluted)	(0.22)	0.35	NM	0.30
Loans and Leases	5,415	5,238	3	4,706
Deposits	3,447	3,552	(3)	4,075
Shareholders' Equity	513	531	(3)	528
Total Risk-Based Capital Ratio	13.5%	13.4%		12.9%
Return on Average Equity	(4.7)%	8.1%		6.8%

Consolidated net revenues from continuing operations for the first quarter decreased on both a sequential quarter and year-over-year basis, primarily reflecting increased loan loss provisions and credit-based mark-to-market adjustments made on loans moved from held-for-sale to held-for-investment classification. Net interest income of $66 million was flat on a sequential quarter basis, but increased 7 percent year-over-year. Non-interest expenses declined at a 6 percent annualized rate from the fourth quarter, reflecting several one-time charges in the prior quarter.

The consolidated loan and lease portfolio grew to $5.4 billion as of March 31, up 3 percent from year-end 2006. The bulk of this increase came from the transfer of $167 million of consumer mortgage loans from held-for-sale to held-for-investment classification, reflecting the Corporation's decision not to sell into weak secondary market conditions. As a result, mortgage loans held for sale declined to $45 million as of March 31, down from $238 million at the end of the year.

Deposits totaled $3.4 billion at March 31, down $0.1 billion from December 31, 2006, reflecting the delivery of mortgage escrow deposits associated with servicing rights which were sold in late 2006. The quarter-over-quarter decline in escrow deposits totaled $0.3 billion. This funding source has been replaced by other core deposits and wholesale funding sources. The consolidated net interest margin of 4.66 percent was down from 4.86 percent during the fourth quarter, reflecting a decline in low-cost mortgage escrow deposits.

The Corporation had $513 million or $16.92 per share in common shareholders' equity as of March 31. At quarter-end, the Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 11.3 percent and 13.5 percent, respectively, compared to 11.5 percent and 13.4 percent as of December 31, 2006. During the first quarter, the Corporation repurchased 325 thousand shares of common stock at an average price of $21.57 per share. The Corporation currently anticipates being in the market for additional share repurchases during the second quarter of 2007.

Nonperforming assets (including other real estate owned of $14 million) were $63 million or 1.05 percent of total assets as of March 31, 2007, up from $58 million or 0.93 percent of total assets at the end of December. The allowance for loan and lease losses for the Corporation's on-balance sheet portfolio totaled $85 million as of March 31, up $10 million from the end of the fourth quarter. The majority of the increase, or approximately $9 million, reflects additional provision taken at the home equity segment, $6 million of which was related to the transfer of the $167 million of loans from warehouse into portfolio noted earlier. In addition to the loan loss provision taken once these loans were put into portfolio, the segment recorded a mark-to-market downward valuation adjustment of approximately $7 million prior to moving the loans to held-for-investment classification. The ratio of allowance for loan and lease losses for on-balance sheet portfolio to nonperforming loans and leases was 179 percent at March 31, compared to 199 percent at December 31.

The consolidated loan and lease loss provision totaled $23.2 million in the first quarter, up from $9.9 million in the fourth quarter of 2006. This increase principally reflects the provisioning associated with the home equity loans noted above. The increase also reflects additional provision at the commercial banking segment related to the impairment of a single commercial credit in Michigan. Consolidated quarterly net charge-offs on the Corporation's held for investment portfolio totaled $12.5 million, up from $7.9 million during the fourth quarter. The first quarter charge-offs included $4 million related to the impaired commercial credit.

Thirty-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loan and lease losses to total loans and leases for principal credit-related portfolios are shown in the next table.

	Commercial Banking	Home Equity Managed Portfolio	Commercial Finance
March 31, 2007 Portfolio (in $Billions)	$2.9	$1.7	$1.1

30-Day and Greater Delinquencies
- March 31, 2007	0.22%	2.95%	0.64%
- December 31, 2006	0.13	3.16	0.60
- September 30, 2006	0.12	3.07	0.57
- June 30, 2006	0.31	2.67	0.42
- March 31, 2006	0.10	2.29	0.47

Annualized Net Charge-offs
- March 31, 2007	0.68%	3.01%	0.76%
- December 31, 2006	0.09	1.50	0.33
- September 30, 2006	0.19	0.86	0.50
- June 30, 2006	0.10	0.58	0.38
- March 31, 2006	0.09	1.01	0.35

Allowance to Loans and Leases (1)
- March 31, 2007	0.93%	2.95%	1.39%
- December 31, 2006	0.93	2.63	1.28
- September 30, 2006	0.93	2.48	1.26
- June 30, 2006	0.94	2.44	1.29
- March 31, 2006	0.92	2.49	1.31

___________________________________

  Home Equity on balance sheet Allowance to Loans and Leases relates to Loans Held for Investment portfolio only.

Segment Results

Net income (loss) by line of business is shown below, with additional detail available in the segment summary tables at the end of this release.
Net Income(loss) ($ in millions)	1Q 2007	4Q 2007	Percent Change	1Q 2006	Percent Change
Commercial Banking	$3.2	$8.0	(60.4)%	$6.8	(53.2)%
Commercial Finance	2.6	3.5	(26.1)	2.9	(10.4)
Home Equity	(10.1)	1.2	NM	1.0	NM
Other Segments, Including Parent	(1.7)	(2.0)	(16.0)	(2.0)	(14.9)
Net Income From Continuing Operations	(6.1)	10.6	NM	8.7	NM

Income (Loss) From Discontinued Operations - Mortgage Banking	(4.0)	(5.7)	(29.5)	(10.5)	(61.7)
Consolidated Net Income (Loss)	(10.1)	4.9	NM	(1.9)	445.2

The commercial banking segment earned income of $3.2 million, a decrease of $3.6 million and $4.8 million as compared to the first and fourth quarters of 2006, respectively, principally reflecting an increase in loan loss provision and increased operating expenses, reflecting a number of non-recurring items and new branch expansion costs.

The commercial banking segment's loan portfolio was flat as compared to year-end. The segment continues to see good growth in its newer, Western branches. Growth has generally been flat to negative in Midwestern markets. Loans outstanding as of March 31 totaled $2.9 billion. Net interest margin was 3.99 percent during the quarter, down from 4.24 percent during the fourth quarter, reflecting lower than planned loan growth combined with excess funding. The net interest margin was unchanged from the first quarter of 2006. Management currently expects interest margin to increase modestly in subsequent quarters.

With the exception of a single commercial credit in Michigan, overall credit quality continues to be good for this segment. Thirty-day and greater delinquencies were 0.22 percent, compared to 0.13 percent at December 31. Non-performing assets increased from $19 million to $23 million, reflecting weakness in Midwest markets; management believes it is adequately reserved for these assets. The segment's watch list loans declined 5 percent on a sequential quarter basis. The commercial banking segment's loan and lease loss provision totaled $4.6 million during the quarter. The majority of the provision reflects the impairment of a loan in Michigan where the Corporation discovered what appears to have been misrepresentations about collateral. Total charge-offs, including $4.1 million for the impaired loan in Michigan, were $4.8 million.

The commercial finance line of business earned $2.6 million in the first quarter of 2007, down from $3.5 million in the fourth quarter. The decline in sequential quarter income reflects an increase in provision for its small ticket leasing portfolio as well as increased compensation and related expenses.

Loan and lease fundings totaled $129 million, compared to $164 million in the fourth quarter and $120 million a year earlier. The loan and lease portfolio totaled $1.1 billion as of March 31, unchanged from year-end. During the quarter, the segment sold $27 million of loans for portfolio management purposes, recording a gain-on-sale of $1.6 million. Net interest income totaled $12.0 million during the first quarter, essentially unchanged from the prior quarter and net interest margin declined modestly to 4.64 percent, as compared to 4.77 percent in the prior quarter.

Credit quality remains in a range in which management is comfortable. The loan and lease loss provision in this segment totaled $3.5 million during the quarter, up from $2.1 million during the prior quarter. The increase in provision reflects elevated losses and delinquencies in the domestic lease portfolio, partially in a vendor-based lease stream in the automotive sector. Originations through this vendor have been stopped and total exposure to this stream account for less than one half of one percent of the consolidated loan and lease portfolio. Loan and lease performance in the remaining commercial finance portfolio remains strong. Net charge-offs increased to $1.9 million, as compared to $0.9 million in the prior quarter. The thirty-day and greater delinquency ratio increased modestly to 0.64 percent at March 31, from 0.60 percent at December 31.

The home equity segment lost $10.1 million during the first quarter, compared to earnings of $1.2 million during the fourth quarter. A combination of higher actual and expected loss rates on loans originated for sale to the secondary market as well as rapid deterioration in conditions and liquidity in the secondary market fueled the loss. The credit performance of the segment's loans targeted for portfolio continue to meet management's expectations and none of the bonds sold in the secondary market with the company's collateral have been downgraded by independent rating agencies.

Mortgage loan originations totaled $189 million, down from $254 million during the fourth quarter. The decline reflects changing conditions in the secondary market where intermediaries to whom the Corporation sells loans rapidly changed their underwriting guidelines throughout the quarter. These frequent changes to guidelines inhibited the loan origination process. Management believes that the credit quality and price as well as quantity of originations should increase as the year progresses as a number of competitors have been forced to exit the market.

As noted earlier, the Corporation elected to reclassify approximately $167 million of loans and lines of credit from held-for-sale to held-for-investment. The loans and lines that were moved were originated with the intent to sell into the secondary market, however, conditions in that market deteriorated rapidly during the quarter. It is management's expectation that conditions will improve, but only gradually and, as a result, determined that it was more appropriate to move these loans from the "for-sale" warehouse to the Corporation's portfolio. As part of that reclassification, the segment made two adjustments. The first was to mark the loans to estimated current market value. This resulted in an expense of $7 million which was recorded as a negative gain on sale. In addition, after the loans were transferred to portfolio an additional $6 million was recognized through the loan loss provision to provide a portfolio loss reserve reflective of uncertain conditions in the mortgage market.

Thirty-day and greater delinquencies on the segment's managed portfolio decreased during the quarter to 2.95 percent, from 3.16 percent as of December 31. Loan loss provision totaled $15 million, up from $7 million in the fourth, reflecting the reclassification noted above as well as growth in portfolio and seasonality. Net charge-offs on the segment's managed portfolio of $12.7 million (3.0 percent) increased from $6.4 million (1.5 percent) during the fourth quarter. This increase is primarily due to the $7 million noted above as a mark-to-market taken on loans transferred from held-for-sale treatment.

The parent and other consolidating entities lost $1.7 million during the first quarter, compared to a loss of $2.0 million in the fourth quarter of 2006. The improvement in the current period largely reflects the elimination of certain one-time expenses in the fourth quarter.

Discontinued Operations - Conventional Mortgage Segment

During the quarter, the Corporation continued the steps to complete the wind-down of its conforming, conventional mortgage segment operations. The bulk of the activity in the first quarter involved transfer of mortgage servicing rights and loan repurchases for early payment defaults or breaches of representations and warranties made at the time loans were sold to the secondary market, prior to the sale of the segment in 2006.

Reflecting staff and other operating costs as well as net losses of $4.2 million incurred on the re-marketing of repurchased loans, this discontinued segment reported a loss during the first quarter of $4.0 million. The Discontinued Operations segment has total reserves against unsold loans and potential repurchases of $21 million as of March 31, compared with $22 million as of December 31. Assets held for sale totaled $41 million as of March 31, compared with $56 million as of December 31. With the substantial completion of the sale of the segment's activities, but with certain remaining obligations in this segment, management expects to report a small loss from Discontinued Operations in each of the remaining quarters of 2007. The amount of the loss is most likely to be affected by future repurchase demands and results of disposition in the secondary market.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to small businesses and consumers in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth in our earnings, projected loan originations and deposits, net interest and margins, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing portfolios;
  statements about the expected behavior of the secondary market;
  statements about our share repurchase program;
  statements about expected results from the discontinued operations of our conventional mortgage banking segment; and
  any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending and deposit operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectibility of our loan and lease assets, including deterioration resulting from the effects of natural disasters; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of our lines of business, subsidiaries, or companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, regulatory capital and other laws or regulations affecting the rights and responsibilities of our Corporation, bank or thrift; regulatory actions that impact our Corporation, including the memorandum of understanding entered into as of March 1, 2007 between our subsidiary bank and the Federal Reserve Bank of Chicago; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; the availability of resources to address legislative, regulatory or policy changes or to respond to regulatory actions; additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the final disposition of our remaining assets and obligations of our discontinued mortgage banking segment; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results on Monday, May 7, at 1:00 p.m. EDT. Greg Ehlinger, Senior Vice President and CFO, and Will Miller, CEO, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is (800) 640-5128; please tell the operator you would like to join the Irwin Financial call, confirmation #17836141. A replay of the call will be available on the Irwin Financial Corporation website at. http://www.irwinfinancial.com/investors/index_ir.htm.

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IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data)
	Q1-2007	Q1-2006	$ Change	% Change	Q4-2006
Net Interest Income	$66,128	$61,578	$4,550	7.4	$66,693
Provision for Loan and Lease Losses	(23,208)	(9,193)	(14,015)	(152.5)	(9,946)
Noninterest Income	(814)	13,996	(14,810)	(105.8)	14,232
Total Net Revenues	42,106	66,381	(24,275)	(36.6)	70,979
Noninterest Expense	52,285	52,814	(529)	(1.0)	55,717
(Loss) Income from Continuing Operations before Income Taxes	(10,179)	13,567	(23,746)	(175.0)	15,262
Income Taxes on Continuing Operations	(4,085)	4,877	(8,962)	(183.8)	4,615
Net (Loss) Income from Continuing Operations	(6,094)	8,690	(14,784)	(170.1)	10,647
Loss from Discontinued Operations, Net of Tax	(4,035)	(10,548)	6,513	61.7	(5,726)
Net (Loss) Income	($10,129)	($1,858)	($8,271)	(445.2)	$4,921

Dividends on Common Stock	$3,533	$3,268	$265	8.1	$3,292

Diluted Earnings Per Share (29,757,384 Weighted Average Shares Outstanding)
From Continuing Operations	(0.22)	$0.30	(0.52)	(173.3)	$0.35
From All Operations	(0.36)	($0.06)	(0.30)	(500.0)	0.16
Basic Earnings Per Share (29,623,305 Weighted Average Shares Outstanding)
From Continuing Operations	(0.22)	0.30	(0.52)	(173.3)	0.36
From All Operations	(0.35)	(0.07)	(0.28)	(400.0)	0.17
Dividends Per Common Share	0.12	0.11	0.01	9.1	0.11

Net Charge-Offs	$19,397	$4,500	$14,897	331.0	$7,939

Performance Ratios - Quarter to Date:
Return on Average Assets from Continuing Operations	-0.4%	0.5%			0.7%
Return on Average Equity from Continuing Operations	-4.7%	6.8%			8.1%

	March 31,	March 31,			December 31,
	2007	2006	$ Change	% Change	2006
Loans Held for Sale	$44,906	$465,812	($420,906)	(90.4)	$237,510
Loans and Leases in Portfolio	5,414,778	4,705,850	708,928	15.1	5,238,193
Allowance for Loan and Lease Losses	(84,877)	(63,923)	(20,954)	(32.8)	(74,468)
Assets held for sale IMC	41,456	1,212,617	(1,171,161)	(96.6)	56,573
Total Assets	6,017,736	6,795,682	(777,946)	(11.4)	6,237,958
Total Deposits	3,447,397	4,074,500	(627,103)	(15.4)	3,551,516
Shareholders' Equity	512,869	527,693	(14,824)	(2.8)	530,502
Shareholders' Equity available to Common Shareholders (per share)	16.92	17.76	(0.84)	(4.7)	17.30
Average Equity/Average Assets	8.7%	7.8%			8.1%
Tier I Capital	$687,341	$699,523	($12,182)	(1.7)	$712,403
Tier I Leverage Ratio	11.3%	10.5%			11.5%
Total Risk-based Capital Ratio	13.5%	12.9%			13.4%
Nonperforming Assets to Total Assets	1.05%	0.80%			0.93%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Banking	Q1-2007	Q1-2006	$ Change	% Change	Q4-2006
Net Interest Income	$29,586	$29,862	($276)	(0.9)%	$31,515
Provision for Loan and Lease Losses	(4,641)	(1,476)	(3,165)	(214.4)	(1,253)
Other Revenues	3,947	4,268	(321)	(7.5)	4,620
Total Net Revenues	28,892	32,654	(3,762)	(11.5)	34,882

Salaries, Pension, and Other Employee Expense	14,353	13,488	865	6.4	12,538
Other Expenses	9,938	7,983	1,955	24.5	10,229
Income Before Income Taxes	4,601	11,183	(6,582)	(58.9)	12,115
Income Taxes	1,438	4,421	(2,983)	(67.5)	4,127
Net Income	$3,163	$6,762	(3,599)	(53.2)	$7,988

Net Charge-offs	$4,826	$591	$4,235	716.6	$670
Net Interest Margin	3.99%	3.98%			4.24%

	March 31,	March 31,			December 31,
	2007	2006	$ Change	% Change	2006
Securities and Short-Term Investments	$249,211	$282,665	($33,454)	(11.8)%	$55,116
Loans and Leases	2,895,784	2,766,534	129,250	4.7	2,901,029
Allowance for Loan and Lease Losses	(26,928)	(25,554)	(1,374)	(5.4)	(27,113)

Interest-Bearing Deposits	2,485,457	2,537,639	(52,182)	(2.1)	2,270,946
Noninterest-Bearing Deposits	331,288	365,688	(34,400)	(9.4)	364,434

Delinquency Ratio (30+ days):	0.22%	0.10%			0.13%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Finance	Q1-2007	Q1-2006	$ Change	% Change	Q4-2006
Net Interest Income	$12,008	$9,692	$2,316	23.9%	$12,328
Provision for Loan and Lease Losses	(3,479)	(1,164)	(2,315)	(198.9)	(2,139)
Gain on Sales of Loans	1,571	754	817	108.4	372
Derivative Losses, net	(16)	(53)	37	69.8	(72)
Other Revenues	1,236	1,448	(212)	(14.6)	1,034
Total Net Revenues	11,320	10,677	643	6.0	11,523

Salaries, Pension, and Other Employee Expense	4,583	3,527	1,056	29.9	3,234
Other Expenses	2,551	2,410	141	5.9	3,004
Income Before Income Taxes	4,186	4,740	(554)	(11.7)	5,285
Income Taxes	1,595	1,849	(254)	(13.7)	1,781
Net Income (Loss)	$2,591	$2,891	($300)	(10.4)	$3,504

Net Charge-Offs	$1,946	$747	$1,199	160.5	$852
Loans sold	27,393	12,074	15,319	126.9	6,808
Net Interest Margin	4.64%	4.67%			4.77%
Total Fundings of Loans and Leases	$128,611	$120,082	$8,529	7.1	$163,781

	March 31,	March 31,			December 31,
	2007	2006	$ Change	% Change	2006
Investment in Loans and Leases	$1,062,506	$856,073	$206,434	24.1	$1,056,406
Allowance for Loan and Lease Losses	(14,730)	(11,180)	(3,550)	(31.9)	(13,525)
Weighted Average Coupon	9.68%	8.89%			9.29%
Delinquency ratio (30+ days)	0.64%	0.47%			0.60%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands)
Home Equity Lending	Q1-2007	Q1-2006	$ Change	% Change	Q4-2006
Net Interest Income	24,564	23,669	895	3.8	24,261
Provision for Loan Losses	(15,088)	(6,553)	(8,535)	(130.2)	(6,548)
Gain on Sales of Loans, Including Points and Fees	191	2,386	(2,195)	(92.0)	2,210
Valuation Write-down on Loans Held for Sale	(7,913)	(453)	(7,460)	nm	(2,151)
Servicing Income, net	857	2,061	(1,204)	(58.4)	4,108
Other Revenues	69	3,393	(3,324)	(98.0)	870
Total Net Revenues	2,680	24,503	(21,823)	(89.1)	22,750

Salaries, Pension, and Other Employee Expense	12,162	13,600	(1,438)	(10.6)	11,360
Other Expense	7,419	9,171	(1,752)	(19.1)	9,406
Income Before Income Taxes	(16,901)	1,732	(18,633)	(1075.8)	1,984
Income Taxes	(6,752)	698	(7,450)	(1067.3)	807
Net Income	($10,149)	$1,034	($11,183)	(1081.6)	$1,177

Loan Volume	$189,220	$284,375	($95,155)	(33.5)	$253,935
Percent retail	6.8%	24.8%			10%
Percent brokered	50.3	25.6			42%
Percent correspondent	38.3	31.3			31%
Percent other	4.6	18.3			17%
Loans Sold	109,860	140,243	(30,383)	(21.7)	60,275
Net Charge-offs	12,625	3,162	9,463	299.3	6,383
Net interest margin	6.23%	5.99%			6.16%

	March 31,	March 31,			December 31,
	2007	2006	$ Change	% Change	2006
Home Equity Loans Held for Sale	$44,549	$464,490	($419,941)	(90.4)	$236,636
Home Equity Loans Held for Investment	1,456,230	1,083,273	372,957	34.4	1,280,497
Allowance for Loan and Lease Losses	(43,004)	(26,944)	(16,060)	(59.6)	(33,614)
Residual Asset	2,530	7,900	(5,370)	(68.0)	2,760
Servicing Asset	26,465	31,679	(5,214)	(16.5)	28,231
Managed Portfolio	1,675,660	1,621,286	54,374	3.4	1,708,975
Delinquency Ratio (30+ days)	2.95%	2.29%			3.16%